Exhibit 99.2

Eloxx Pharmaceuticals Announces Uplisting to Nasdaq and Pricing of

$50 Million Public Offering of Common Stock

Waltham, MA. – April 25, 2018 – Eloxx Pharmaceuticals, Inc. (“Eloxx”) (Nasdaq: ELOX) today announced the pricing of an underwritten public offering of 5,130,000 shares of its common stock at a price to the public of $9.75 per share. The gross proceeds to Eloxx from the offering are expected to be approximately $50 million, before deducting the underwriting discounts and commissions and offering expenses. The offering is expected to close on or about April 30, 2018, subject to customary closing conditions. In addition, Eloxx has granted the underwriters a 30-day option to purchase up to 769,500 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

All shares in the offering are being sold by Eloxx. Eloxx anticipates using the net proceeds from the offering to fund part of the continued clinical development of ELX-02, and for working capital and general corporate purposes.

Eloxx’s common stock has been approved for listing on the Nasdaq Global Market and is expected to begin trading thereon under the symbol “ELOX” on Thursday, April 26, 2018. Eloxx’s common stock will no longer trade on the over-the-counter securities market.

Citigroup and Piper Jaffray & Co. are acting as joint book-running managers for the offering. Canaccord Genuity is acting as lead co-manager for the offering. SunTrust Robinson Humphrey is acting as co-manager for the offering.

The shares of common stock described above are being offered by Eloxx pursuant to a shelf registration statement on Form S-3 (File No. 333-224207) that was filed by Eloxx with the U.S. Securities and Exchange Commission (SEC) on April 10, 2018 and that was declared effective by the SEC on April 20, 2018. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained by request from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department or by e-mail at prospectus@pjc.com or by phone at (800) 747-3924.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates that are designed to treat rare and ultra-rare premature stop codon diseases. Eloxx’s lead product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. ELX-02 is in the early stages of clinical development focusing on cystic fibrosis and cystinosis. ELX-02 is an investigational drug that has not been approved by any global regulatory body. Eloxx is headquartered in Waltham, MA, with R&D operations in Rehovot, Israel.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements may be identified by introductory words such as “may,” “expects,” “plan,” “believe,” “will,” “achieve,” “anticipate,” “would,” “should,” “subject to” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These include statements of management’s intentions, belief, plans and future expectations, including statements regarding Eloxx’s expectations with respect to commencement of trading of Eloxx’s common stock on the Nasdaq Global Market and the completion of the public offering and the use of proceeds and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements involve risks and uncertainties and actual results could differ materially from any forward-looking statements expressed or implied herein. As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update or revise such forward-looking statements to reflect subsequent events or circumstances.

Corporate Contact:

Gregory Weaver

Eloxx Pharmaceuticals, Inc.

Chief Financial Officer

greg@eloxxpharma.com

781-577-5300 x100

Investor Contact:

Barbara Ryan

203-274-2825

barbarar@eloxxpharma.com